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                                                         Exhibit 99.10(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 15 to Registration Statement No. 33-14629 of Morgan Stanley Dean Witter Value-Added Market Series - Equity Portfolio on Form N-1A of our report dated August 9, 2000, appearing in the Statement of Additional Information and incorporated by reference in the Prospectus, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Accountants" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


Deloitte & Touche LLP
New York, New York
August 25, 2000